Exhibit 10.2

SPONSOR SUPPORT AGREEMENT

Haymaker Sponsor IV LLC

324 Royal Palm Way, Suite 300-i

Palm Beach, Florida 33480

October 9, 2025

Concrete Partners Holding, LLC c/o SunTX Capital Partners 5420 LBJ Freeway, Suite 1000 Dallas, Texas 75240	SunCrete, Inc. 324 Royal Palm Way, Suite 300-i Palm Beach, Florida 33480

Re:	Voting Support and Waiver

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in connection with that certain Business Combination Agreement (the “BCA”), entered into on the date hereof, by and among Haymaker Acquisition Corp. 4, a Cayman Islands exempted company (“SPAC”), SunCrete, Inc., a Delaware corporation and wholly owned direct subsidiary of SPAC (“PubCo”), Concrete Partners Holding, LLC, a Delaware limited liability company (the “Company”), and the other parties thereto, relating to the proposed business combination between SPAC and the Company. Unless otherwise defined herein, capitalized terms are used herein as defined in the BCA.

In order to induce the Company, PubCo, and SPAC to enter into the BCA and to proceed with the consummation of the transactions contemplated by the BCA (the “Transactions”), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of Haymaker Sponsor IV LLC (the “Sponsor”) and the undersigned individuals, each of whom is a member of the SPAC’s board of directors and/or management team (each of the undersigned individuals, an “Insider” and collectively the “Insiders” and, collectively with SPAC, the “Holders” and each, a “Holder”) hereby agrees as follows:

1.            Agreement to Vote. The Sponsor and each Insider hereby agrees (and agrees to execute such documents or certificates evidencing such agreement as the Company or SPAC may reasonably request in connection therewith), at any meeting of the shareholders of SPAC, and in any action by written consent of the shareholders of SPAC, to vote all of such person or entity’s SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares (collectively, and including any shares into which such shares are converted pursuant to the Transactions, the “Securities”): (a) in favor of the approval and adoption of the BCA, the Transaction Documents, and the transactions contemplated by the BCA and the Transaction Documents, (b) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the BCA and considered and voted upon by the shareholders of SPAC, and (c) against any action, agreement or transaction (other than the BCA or the transactions contemplated thereby) or proposal that would reasonably be expected to (i) prevent or materially delay the transactions contemplated by the BCA or any Transaction Document or (ii) result in the failure of the transactions contemplated by the BCA to be consummated. The Sponsor and each Insider acknowledges receipt and review of a copy of the BCA.

2.            Transfers of Securities.

(a)            From the date hereof until the earlier of the Initial Closing and the termination of the BCA in accordance with its terms, the Sponsor and each Insider hereby agrees that it shall not, directly or indirectly, without the prior written consent of the Company (other than the transfer to any of Sponsor’s direct or indirect equityholders; provided that such transferee agrees, with respect to the Securities transferred to it, to be bound by the Sponsor’s voting obligation pursuant to Section 1 as if it were a party hereto), (w) sell, assign, transfer (including by operation of law), permit the creation of any lien, pledge, dispose of or otherwise encumber any of its Securities or otherwise agree to do any of the foregoing, (x) deposit any of its Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Letter Agreement, (y) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of its Securities, or (z) take any action that would have the effect of preventing or disabling the Sponsor from performing its obligations hereunder. Notwithstanding the foregoing, the Sponsor, each Insider, and any permitted transferee may take any of the foregoing actions in connection with a transfer (i) to SPAC’s officers or directors, any affiliates or family members of any of SPAC’s officers or directors, any members of the Sponsor or any affiliate of the members of the Sponsor, any affiliates of the Sponsor or any employees of such affiliates; (ii) in the case of an individual, transfers by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (iii) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, transfers pursuant to a qualified domestic relations order; (v) transfers by private sales or transfers made in connection with the consummation of the Transactions at prices no greater than the price at which the securities were originally purchased; (vi) transfers in the event of SPAC’s liquidation prior to the completion of the Transactions; (vii) transfers by virtue of the laws of the Cayman Islands or the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; and (viii) to SPAC for no value for cancellation in connection with the consummation of the Transactions; provided, however, that in the case of clauses (i) through (vii) these permitted transferees must enter into a written agreement agreeing to be bound by the restrictions herein.

(b)            Each Holder hereby agrees not to, during the period (the “Post-Closing Lock-Up Period”) commencing on the date of the Initial Closing and ending on the earlier of (i) the one year anniversary of the Initial Closing and (ii) the date after the Initial Closing on which PubCo consummates a liquidation, merger, share exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of PubCo’s stockholders having the right to exchange their equity holdings in PubCo for cash, securities or other property, without the prior written consent of PubCo and the Company: (A) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, establish or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, or otherwise transfer or dispose of, directly or indirectly, any Securities, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such transaction is to be settled by delivery of such Securities, in cash or otherwise, or (C) publicly announce the intention to do any of the foregoing, whether any such transaction described in clauses (A), (B) or (C) above is to be settled by delivery of Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (A), (B) or (C), a “Prohibited Transfer”). The foregoing sentence shall not apply to the transfer of any or all of the Securities owned by each Holder (I) by gift, will or intestate succession upon the death of such Holder, (II) to any Permitted Transferee (as defined below), (III) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union or pursuant to a domestic relations order, (IV) in accordance with the requirements of the Business Combination Agreement or the organizational documents of the SPAC, as amended, (V) to PubCo in connection with the “net” or “cashless” exercise of options or other rights to purchase shares of PubCo Common Stock granted pursuant to an equity incentive plan, stock purchase plan or other arrangement in satisfaction of any tax withholding obligations through cashless surrender or otherwise (provided any shares of PubCo Common Stock issued upon exercise of such option or other rights shall remain subject to the terms of this Letter Agreement), or (VI) in connection with the exercise or conversion of any Derivative Instruments (defined below); provided, however, that in any of the cases of clauses (I), (II) or (III) it shall be a condition to such transfer that the transferee executes and delivers to PubCo and the Company an agreement stating that the transferee is receiving and holding the Securities subject to the provisions of this Letter Agreement applicable to such Holder, and there shall be no further transfer of such Securities except in accordance with this Letter Agreement. As used in this Letter Agreement, the term “Permitted Transferee” shall mean, with respect to a particular Holder: (aa) the members of such Holder’s immediate family (for purposes of this Letter Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings), (bb) any trust or charitable organization for the direct or indirect benefit of such Holder or the immediate family of such Holder, (cc) if such Holder is a trust, the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (dd) if such Holder is an entity, as a distribution to limited partners, shareholders, members of, or owners of similar equity interests in such Holder, or (ee) to any affiliate of such Holder. Each Holder further agrees to execute such agreements as may be reasonably requested by the Company that are consistent with the foregoing or that are necessary to give further effect thereto. Notwithstanding the foregoing, the Holders shall be permitted to establish a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that (y) such plan does not provide for the transfer, sale or other disposal of Securities during the Post-Closing Lock-Up Period and (z) any public announcement or filing with the SEC under the Exchange Act made by any person regarding the establishment of such plan during the Post-Closing Lock-Up Period shall include a statement that the Holder is not permitted to transfer, sell or otherwise dispose of securities under such plan during the Post-Closing Lock-Up Period in contravention of this Letter Agreement.

(c)            Notwithstanding anything contained herein to the contrary, (i) 33.33% of the Securities subject to the restrictions set forth in Section 2(b) held by each Holder as of the Closing Date will be automatically released from the restrictions contained in Section 2(b) immediately prior to the opening of The New York Stock Exchange on the six month anniversary of the Closing Date and (ii) 33.33% of the Securities subject to the restrictions set forth in Section 2(b) held by each Holder as of the Closing Date will be automatically released from the restrictions contained in Section 2(b) immediately prior to the opening of The New York Stock Exchange on the nine month anniversary of the Closing Date.

(d)            Notwithstanding anything contained herein to the contrary, with respect to each Holder, if, prior to the expiration of the Post-Closing Lock-Up Period, the Company and PubCo consent at their discretion to release any PubCo Common Stock or any securities convertible into, exchangeable for or that represent the right to receive shares of PubCo Common Stock (such options, warrants or other securities, collectively, “Derivative Instruments”), held by any directors, officers, stockholders of 5.0% or more of the then outstanding shares of PubCo Common Stock that has delivered a lock-up agreement to the Company and PubCo in connection with the Transactions, other than such Holder, from the restrictions described herein (any such release being a “Triggering Release” and such party receiving such release being a “Triggering Release Party”), then a number of such Holder’s shares of PubCo Common Stock subject to this Letter Agreement shall also be released from the restrictions set forth herein on the same terms on a pro rata basis, such number of such Holder’s shares of PubCo Common Stock being the total number of shares of PubCo Common Stock held by such Holder on the date of the Triggering Release that are subject to this Letter Agreement multiplied by a fraction, the numerator of which shall be the number of shares of PubCo Common Stock and Derivative Instruments released pursuant to the Triggering Release and the denominator of which shall be the total number of shares of PubCo Common Stock and Derivative Instruments held by the Triggering Release Party on such date that were subject to a lock-up restriction (e.g., restrictions similar to this Section 2) immediately prior to such release.

(e)            If any transfer of Securities is made or attempted contrary to the provisions of this Letter Agreement, such purported transfer shall be null and void ab initio, and the SPAC, PubCo and the Company, as applicable, shall refuse to recognize any such purported transferee of the Securities as one of its equity holders for any purpose. In order to enforce this Section 2, the SPAC, PubCo and the Company, as applicable, may impose stop-transfer instructions with respect to the Securities of each Holder (and permitted transferees and assigns thereof) until the end of the restricted period described in Section 2(b).

3.            Non-Solicitation. The Sponsor (and, subject to Section 6, each Insider) agrees that it shall (A) be deemed a Representative of SPAC for purposes of §7.01 of the BCA, (B) not, directly or indirectly, including through any Representative, take any action that SPAC is prohibited from taking, and (C) take all actions that SPAC is required to take, in each case for the immediately preceding clauses (B) and (C), by clauses (d) through (f) of §7.01 (Non-Solicitation) of the BCA.

4.            Waiver of Anti-Dilution Protection. The Sponsor and each Insider hereby waives (for itself, for its successors, heirs and assigns and for all holders of SPAC Class B Common Stock), the provisions of Article 17 of the SPAC Articles of Association, to have the SPAC Class B Ordinary Shares convert to SPAC Class A Ordinary Shares at a ratio of greater than one-for-one. The waiver specified in this Section 4 shall be applicable only in connection with the Transactions (and any issuances of SPAC Class A Ordinary Shares, or equity linked securities issued by SPAC, in connection with the Transactions) and shall be void and of no force and effect if the BCA shall be terminated for any reason.

5.            Forfeiture. The Sponsor hereby agrees that, immediately upon the occurrence of the Initial Merger Effective Time, the Sponsor shall automatically be deemed to have irrevocably transferred to PubCo, surrendered and forfeited for no consideration a number of shares of PubCo Class A Common Stock (excluding the Dothan Founder Shares) (the “Forfeited Securities”) equal to the number of Anchor Commitment Fee Shares (as defined in that certain letter agreement between the SPAC, PubCo, and [***], dated on or about the date hereof (the “Anchor Investor Side Letter”) actually issued to the Anchor Investors (as defined in the Anchor Investor Side Letter) pursuant thereto (provided that in no event shall the Forfeited Securities exceed 333,333 shares of PubCo Class A Common Stock), and that from and after such time such PubCo Class A Common Stock shall be deemed to be cancelled and no longer outstanding.

6.            Capacity as an Indirect Shareholder. Each Insider signs this Letter Agreement solely in his, her or its capacity as an indirect shareholder of the SPAC, and not in his, her or its capacity as a director (including “director by deputization”), officer or employee of the SPAC, if applicable. Nothing herein shall be construed to (i) restrict, limit, prohibit or affect any actions or inactions by such Insider or any Representative of such Insider, as applicable, serving in the capacity of a director or officer of the SPAC, acting in such Person’s capacity as a director or officer of the SPAC (it being understood and agreed that the BCA contains provisions that govern the actions or inactions by the directors and officers of the SPAC with respect to the Transactions) or (ii) prohibit, limit or restrict the exercise of any fiduciary duties as director or officer of the SPAC that is otherwise permitted by, and done in compliance with, the terms of the BCA (and in each case of clauses (i) and (ii), without limiting such Insider’s obligations hereunder in his, her or its capacity as an Insider).

7.            Waiver and Release of Claims. Sponsor covenants and agrees as follows:

(a)            Subject to and conditioned upon the Acquisition Closing, effective as of the Acquisition Closing (and subject to the limitations set forth in paragraph (c) below), Sponsor, on behalf of itself and its Affiliates and its and their respective successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through or under any of the foregoing (each a “Releasing Party” and, collectively, the “Releasing Parties” provided, for the avoidance of doubt, that SPAC shall not be deemed a Releasing Party hereunder), does hereby unconditionally and irrevocably release, waive and forever discharge SPAC, Pubco, Newco and the SPAC Subsidiaries, and each of its and their past and present directors, officers, employees, agents, predecessors, successors, assigns, and Subsidiaries, from any and all past or present claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Closing (each a “Claim” and, collectively, the “Claims”); provided, however, that the release, waiver and discharge by Sponsor’s Affiliates is limited to Claims that arise from the Transactions.

(b)            Sponsor acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Agreement, and that it may hereafter come to have a different understanding of the Law that may apply to potential Claims which it is releasing hereunder, but it affirms that, except as is otherwise specifically provided herein, it is its intention to fully, finally and forever settle and release any and all Claims. In furtherance of this intention, Sponsor acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of Law.

(c)            Notwithstanding the foregoing provisions of this Section 7 or anything to the contrary set forth herein, the Releasing Parties do not release or discharge, and each Releasing Party expressly does not release or discharge, any Claims that arise under or are based upon the terms of (i) this Agreement, (ii) any Ancillary Agreement to which Sponsor is a party, (iii) any letter of transmittal to which Sponsor is a party, (iv) any other document, certificate or Contract executed or delivered in connection with the BCA to which Sponsor is a party, (v) the RRA Assignment and the Registration Rights Agreement, dated as of July 25, 2025, by and between SPAC and Sponsor (as amended by the RRA Assignment), (vi) any rights a Releasing Party has to indemnification from SPAC arising out of the Transactions, or (vii) the SPAC Articles of Association or any indemnity agreement of any director or officer of SPAC with SPAC with or for the benefit of a Releasing Party with respect to any Claims for indemnification, contribution, set-off, reimbursement or similar rights.

(d)            Notwithstanding the foregoing provisions of this Section 7, nothing contained in this Agreement shall be construed as an admission by any party hereto of any liability of any kind to any other party hereto. Notwithstanding anything to the contrary contained herein, Sponsor (and each of its Affiliates other than SPAC) and SPAC shall be deemed not to be Affiliates of each other for purposes of this Section 7.

8.            Termination. This Letter Agreement and the obligations of the Sponsor and each Insider under this Letter Agreement shall automatically terminate upon the earliest to occur of (a) the Initial Merger Effective Time (provided that, notwithstanding the foregoing, the provisions of Sections 2(b), 2(c), 2(d), 2(e), 7 through 10 shall survive the Initial Merger Effective Time); (b) the termination of the BCA in accordance with its terms and (c) the mutual agreement of the Company, PubCo, and the holders of a majority in interest of the Securities. Upon termination, no party shall have any further obligations or liabilities under this Letter Agreement; provided, however, such termination shall not relieve any party from liability for any willful breach of this Letter Agreement occurring prior to termination.

9.            Incorporation By Reference. The parties hereto acknowledge and agree that the provisions of §6.03 (Claims Against Trust Account), §9.02 (Expenses), §10.04 (Entire Agreement; Assignment), §10.05 (Parties in Interest), §10.06 (Governing Law), §10.07 (Waiver of Jury Trial), §10.09 (Counterparts), §10.10 (Specific Performance), and §10.13 (No Recourse) of the BCA shall apply to this Letter Agreement and the parties hereto mutatis mutandis.

10.          Insider Letter. From and after the Initial Closing, this Letter Agreement supersedes in its entirety that certain letter agreement dated July 25, 2023, among the SPAC, Sponsor, and the Insiders, which shall terminate and be of no further force and effect from and after the Initial Closing.

signature pages follow

IN WITNESS WHEREOF, the parties have executed this Letter Agreement as of the date first written above.

HAYMAKER Sponsor IV LLC

By:	/s/ Andrew R. Heyer
Name: Andrew R. Heyer
Title: Managing Member

/s/ Christopher Bradley
Christopher Bradley

/s/ Andrew R. Heyer
Andrew R. Heyer

/s/ Steven J. Heyer
Steven J. Heyer

/s/ Walter F. McLallen
Walter F. McLallen

/s/ Roger Meltzer
Roger Meltzer

/s/ Brian Shimko
Brian Shimko

CONCRETE PARTNERS HOLDING, LLC

By:	/s/ Ned N. Fleming, III
Name: Ned N. Fleming, III
Title: Executive Chairman

SUNCRETE, INC.

By:	/s/ Christopher Bradley
Name: Christopher Bradley
Title: Vice President